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                                                                     EXHIBIT 4.2


                         FLEXTRONICS INTERNATIONAL LTD.

                             1993 SHARE OPTION PLAN

              (AS AMENDED AND RESTATED THROUGH SEPTEMBER 21, 2000)

                                   ARTICLE ONE

                                     GENERAL

I. PURPOSE OF THE PLAN

        A. This 1993 Share Option Plan (the "Plan") is intended to promote the interests of Flextronics International Ltd., a Singapore corporation (the "Corporation"), by providing (i) key employees (including officers) of the Corporation (or its parent or subsidiary corporations) who are responsible for the management, growth and financial success of the Corporation (or its parent or subsidiary corporations), (ii) certain non-employee members of the Corporation's Board of Directors (the "Board") and (iii) certain consultants and other independent contractors who provide valuable services to the Corporation (or its parent or subsidiary corporations) with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Corporation as an incentive for them to remain in the service of the Corporation (or its parent or subsidiary corporations).

        B. The Plan shall become effective on December 1, 1993 upon adoption by the Board, and such date shall accordingly constitute the Effective Date of the Plan.

II. DEFINITIONS

        A. For purposes of the Plan, the following definitions shall be in effect:

        BOARD: the Corporation's Board of Directors.

        CHANGE IN CONTROL: a change in ownership or control of the Corporation effected through either of the following transactions:

                a. the direct or indirect acquisition by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation) of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities pursuant to a tender or exchange offer made directly to the Corporation's stockholders which the Board does not recommend such stockholders to accept; or

                b. a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more proxy contests for the election of Board members, to be comprised of individuals who either (i) have been Board members continuously since the beginning of such period or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board.

        CODE: the U.S. Internal Revenue Code of 1986, as amended.

        CORPORATE TRANSACTION: any of the following stockholder-approved transactions to which the Corporation is a party:


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                a. a merger or consolidation in which the Corporation is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Corporation is incorporated,

                b. the sale, transfer or other disposition of all or substantially all of the assets of the Corporation in complete liquidation or dissolution of the Corporation, or

                c. any reverse merger in which the Corporation is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such merger.

        EMPLOYEE: an individual who performs services while in the employ of the Corporation or one or more parent or subsidiary corporations, subject to the control and direction of the employer entity not only as to the work to be performed but also as to the manner and method of performance.

        EXERCISE DATE: the date on which the Corporation shall have received written notice of the option exercise.

        FAIR MARKET VALUE: the Fair Market Value per Ordinary Share determined in accordance with the following provisions:

                a. If the Ordinary Shares are not at the time listed or admitted to trading on any U.S. national stock exchange but are traded on the Nasdaq National Market, the Fair Market Value shall be the closing selling price per Ordinary Share on the date in question, as such price is reported by the National Association of Securities Dealers through the Nasdaq National Market or any successor system. If there is no reported closing selling price for the Ordinary Shares on the date in question, then the closing selling price per Ordinary Share on the last preceding date for which such quotation exists shall be determinative of Fair Market Value.

                b. If the Ordinary Shares are at the time listed or admitted to trading on any U.S. national stock exchange, then the Fair Market Value shall be the closing selling price per Ordinary Share on the date in question on the U.S. exchange determined by the Plan Administrator to be the primary market for the Ordinary Shares, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no reported sale of the Ordinary Shares on such exchange on the date in question, then the Fair Market Value shall be the closing selling price per Ordinary Share on the exchange on the last preceding date for which such quotation exists.

                c. If the Ordinary Shares are on the date in question neither listed nor admitted to trading on any U.S. national stock exchange nor traded on the Nasdaq National Market, then the Fair Market Value per Ordinary Share on such date shall be determined by the Plan Administrator after taking into account such factors as the Plan Administrator shall deem appropriate.

        HOSTILE TAKE-OVER: a change in ownership of the Corporation effected through the following transaction:

                a. the direct or indirect acquisition by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation) of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities pursuant to a tender or exchange offer made directly to the Corporation's stockholders which the Board does not recommend such stockholders to accept, and

                b. the acceptance of more than fifty percent (50%) of the securities so acquired in such tender or exchange offer from holders other than Section 16 Insiders.


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        INCENTIVE OPTION: a stock option which satisfies the requirements of
Code Section 422.

        INITIAL AUTOMATIC GRANT DATE: January 24, 1994.

        1934 ACT: the U.S. Securities and Exchange Act of 1934, as amended from time to time.

        NON-STATUTORY OPTION: a stock option not intended to meet the requirements of Code Section 422.

        OPTIONEE: any person to whom an option is granted under the Discretionary Option Grant or Automatic Option Grant Program in effect under the Plan.

        ORDINARY SHARES: ordinary shares of the Corporation with a par value of S$0.01 per share.

        PARENT: any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing more than fifty percent (50%) of the total combined voting power of all classes of stock in one of the other corporations in such chain.

        PERMANENT DISABILITY OR PERMANENTLY DISABLED: the inability of the Optionee or the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more.

        PLAN ADMINISTRATOR: the particular entity, whether the Primary Committee, the Board or the Secondary Committee, which is authorized to administer the Discretionary Option Grant Program with respect to one or more classes of eligible persons, to the extent such entity is carrying out its administrative functions under that program with respect to the persons under its jurisdiction.

        PRIMARY COMMITTEE: the committee of two (2) or more non-employee Board members appointed by the Board to administer the Discretionary Option Grant Program with respect to Section 16 Insiders.

        SECONDARY COMMITTEE: the committee of one (1) or more Board members appointed by the Board to administer the Discretionary Option Grant Program with respect to eligible persons other than Section 16 Insiders.

        SERVICE: the performance of services on a periodic basis to the Corporation (or any parent or subsidiary corporation) in the capacity of an Employee, a non-employee member of the Board or an independent consultant or advisor, except to the extent otherwise specifically provided in the applicable stock option agreement.

        SECTION 12(g) REGISTRATION DATE: the date on which the initial registration of the Ordinary Shares under Section 12(g) of the 1934 Act becomes effective.

        SECTION 16 INSIDER: an officer or director of the Corporation subject to the short-swing profit restrictions of Section 16 of the 1934 Act.

        SUBSIDIARY: any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing more than fifty percent (50%) of the total combined voting power of all classes of stock in one of the other corporations in such chain.

        TAKE-OVER PRICE: the greater of (a) the Fair Market Value per Ordinary Share on the date the particular option to purchase Ordinary Shares is surrendered to the Corporation in connection with a Hostile Take-Over or (b) the highest reported price per Ordinary Share paid by the tender offeror in effecting such Hostile Take-Over. However, if the surrendered option is an Incentive Option, the Take-Over Price shall not exceed the clause (a) price per share.


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        UNDERWRITING EXECUTION DATE: the date on which the Underwriting
Agreement for the initial public offering of the Ordinary Shares in the U.S. is executed and priced.

        B. The following provisions shall be applicable in determining the parent and subsidiary corporations of the Corporation:

                Any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation shall be considered to be a PARENT of the Corporation, provided each such corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

                Each corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation shall be considered to be a SUBSIDIARY of the Corporation, provided each such corporation in the unbroken chain (other than the last corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

III. STRUCTURE OF THE PLAN

        A. Stock Programs. The Plan shall be divided into two (2) components: the Discretionary Option Grant Program specified in Article Two and the Automatic Option Grant Program specified in Article Three. Under the Discretionary Option Grant Program, eligible individuals may, at the discretion of the Plan Administrator, be granted options to purchase Ordinary Shares in accordance with the provisions of Article Two. Under the Automatic Option Grant Program, non-employee members of the Board will receive special option grants at periodic intervals to purchase Ordinary Shares in accordance with the provisions of Article Three.

        B. General Provisions. Unless the context clearly indicates otherwise, the provisions of Articles One and Four shall apply to the Discretionary Option Grant and the Automatic Option Grant Programs and shall accordingly govern the interests of all individuals under the Plan.

IV. ADMINISTRATION OF THE PLAN

        A. The Primary Committee shall have sole and exclusive authority to administer the Discretionary Option Grant Program with respect to Section 16 Insiders. No non-employee Board member shall be eligible to serve on the Primary Committee if such individual has, during the twelve (12)-month period immediately preceding the date of his or her appointment to the Committee or (if shorter) the period commencing with the Section 12(g) Registration Date and ending with the date of his or her appointment to the Primary Committee, received an option grant under the Plan or any other stock option, stock appreciation, stock bonus or other stock plan of the Corporation (or any parent or subsidiary corporation), other than pursuant to the Automatic Option Grant Program.

        B. Administration of the Discretionary Option Grant Program with respect to all other persons eligible to participate in that program may, at the Board's discretion, be vested in the Primary Committee or a Secondary Committee, or the Board may retain the power to administer that program with respect to all such persons. The members of the Secondary Committee may be Board members who are Employees eligible to receive discretionary option grants under the Plan or any other stock option, stock appreciation, stock bonus or other stock plan of the Corporation (or any Parent or Subsidiary).

        C. Members of the Primary Committee or any Secondary Committee shall serve for such period of time as the Board may determine and may be removed by the Board at any time. The Board may also at any time terminate the functions of any Secondary Committee and reassume all powers and authority previously delegated to such committee.


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        D. Each Plan Administrator shall, within the scope of its administrative functions under the Plan, have full power and authority (subject to the provisions of the Plan) to establish such rules and regulations as it may deem appropriate for proper administration of the Discretionary Option Grant Program and to make such determinations under, and issue such interpretations of the provisions of such program and any outstanding options or stock issuances thereunder as it may deem necessary or advisable. Decisions of the Plan Administrator within the scope of its administrative functions under the Plan shall be final and binding on all parties who have an interest in the Discretionary Option Grant Program under its jurisdiction or any option grant thereunder.

        E. Service on the Primary Committee or the Secondary Committee shall constitute service as a Board member, and members of each such committee shall accordingly be entitled to full indemnification and reimbursement as Board members for their service on such committee. No member of the Primary Committee or the Secondary Committee shall be liable for any act or omission made in good faith with respect to the Plan or any option grants under the Plan.

        F. Administration of the Automatic Option Grant Program shall be self-executing in accordance with the terms and conditions of that program, and no Plan Administrator shall exercise any discretionary functions with respect to any option grants made under that program.

V. OPTION GRANTS

        A. The persons eligible to participate in the Discretionary Option Grant Program under Article Two shall be limited to the following:

                l. officers and other key employees of the Corporation (or its parent or subsidiary corporations) who render services which contribute to the management, growth and financial success of the Corporation (or its parent or subsidiary corporations); and

                2. those consultants or other independent contractors who provide valuable services to the Corporation (or its parent or subsidiary corporations) but who are not residents of Singapore.

        B. Non-employee Board members shall not be eligible to participate in the Discretionary Option Grant Program. Such individuals shall, however, be eligible to receive automatic option grants pursuant to the provisions of Article Three, provided such individuals are not residents of Singapore.

        C. The Plan Administrator shall have full authority to determine which eligible individuals are to receive option grants under the Discretionary Option Grant Program, the number of Ordinary Shares to be covered by each such grant, the status of the granted option as either an Incentive Option or a Non-Statutory Option, the time or times at which each granted option is to become exercisable and the maximum term for which the option may remain outstanding.

        D. Options may be granted to eligible individuals or upon the request of any such individual to a trust or other entity for the benefit of such individual at the discretion of the Plan Administrator.

VI. STOCK SUBJECT TO THE PLAN

        A. The maximum number of Ordinary Shares which may be issued over the term of the Plan shall not exceed 50,800,000* Ordinary Shares, subject to adjustment from time to time in accordance with the provisions of this Section
VI. The Ordinary Shares reserved for issuance under the Plan shall be drawn from the Corporation's authorized but unissued Ordinary Shares.

        B. In no event may the aggregate number of Ordinary Shares for which any one individual participating in the Plan may be granted stock options exceed 4,000,000* Ordinary Shares annually.


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        C. Should one or more outstanding options under this Plan expire or terminate for any reason prior to exercise in full (including any option cancelled in accordance with the cancellation-regrant provisions of Section IV of Article Two of the Plan), then the Ordinary Shares subject to the portion of each option not so exercised shall be available for subsequent issuance under the Plan. Ordinary Shares subject to any option or portion thereof surrendered in accordance with Section V of Article Two or Section III of Article Three and all Ordinary Shares issued under the Plan shall reduce on a share-for-share basis the number of Ordinary Shares available for subsequent issuance the Plan.

        D. Should any change be made to the Ordinary Shares issuable under the Plan by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Ordinary Shares as a class without the Corporation's receipt of consideration, then appropriate adjustments shall be made to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the maximum number and/or class of securities for which any one individual participating in the Plan may be granted stock options over the term of the Plan, (iii) the number and/or class of securities and price per share in effect under each option outstanding under the Discretionary Option Grant or Automatic Option Grant Program, and (iv) the class of securities for which automatic option grants are to be subsequently made to newly elected or continuing non-employee Board members under Automatic Option Grant Program. Such adjustments to the outstanding options are to be effected in a manner which shall preclude the enlargement or dilution of rights and benefits under such options. The adjustments determined by the Plan Administrator shall be final, binding and conclusive. In no event shall such adjustments be made to the number of securities for which automatic option grants are to be subsequently made to newly elected or continuing non-employee Board members under the Automatic Option Grant Program.

        E. The repricing, replacement or regranting of any previously granted share option, through cancellation or by lowering the exercise price of such share option, shall be prohibited unless the shareholders of the Company first approve such repricing, replacement or regranting.

                                   ARTICLE TWO

                       DISCRETIONARY OPTION GRANT PROGRAM

I. TERMS AND CONDITIONS OF OPTIONS

        Options granted pursuant to the Discretionary Option Grant Program shall be authorized by action of the Plan Administrator and may, at the Plan Administrator's discretion, be either Incentive Options or Non-Statutory Options. Individuals who are not Employees of the Corporation or its parent or subsidiary corporations may only be granted Non-Statutory Options. Each granted option shall be evidenced by one or more instruments in the form approved by the Plan Administrator; provided, however, that each such instrument shall comply with the terms and conditions specified below. Each instrument evidencing an Incentive Option shall, in addition, be subject to the applicable provisions of
Section II of this Article Two.

        A. Exercise Price.

                1. The exercise price per Ordinary Share shall be fixed by the Plan Administrator in accordance with the following provisions:

                a. The exercise price per Ordinary Share subject to an Incentive Option shall in no event be less than one hundred percent (100%) of the Fair Market Value per Ordinary Share on the grant date.

                b. The exercise price per Ordinary Share subject to a Non-Statutory Option shall in no event be less than eighty-five percent (85%) of the Fair Market Value per Ordinary Share on the grant date.


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                c. In no event may the exercise price per Ordinary Share subject to any Incentive or Non-Statutory Option be less than the par value of such Ordinary Share.

                2. The exercise price shall become immediately due upon exercise of the option and, subject to the provisions of Section I of Article Four and the instrument evidencing the grant, shall be payable in one of the following alternative forms specified below:

                a. full payment in cash or check made payable to the Corporation's order;

                b. full payment through a broker-dealer sale and remittance procedure pursuant to which the Optionee shall provide concurrent irrevocable written instructions (i) to a Corporation-designated brokerage firm to effect the immediate sale of the purchased Ordinary Shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased Ordinary Shares plus all applicable Federal, state and local income and employment taxes required to be withheld by the Corporation in connection with such purchase and (ii) to the Corporation to deliver the certificates for the purchased Ordinary Shares directly to such brokerage firm in order to complete the sale transaction; or

                c. conversion of a convertible note issued by the Corporation or a Subsidiary, the terms of which provide that it is convertible into Ordinary Shares issuable pursuant to the 1993 Plan (with the principal amount and any accrued interest being converted and credited dollar for dollar to the payment of the exercise price).

        B. Term and Exercise of Options. Each option granted under this Discretionary Option Grant Program shall be exercisable at such time or times and during such period as is determined by the Plan Administrator and set forth in the instrument evidencing the grant. No such option, however, shall have a maximum term in excess of five (5) years measured from the grant date. The option, together with any stock appreciation rights pertaining to such option, shall be exercisable only by the Optionee and shall not be assignable by the Optionee, except for a transfer of the option effected by will or the laws of descent or distribution following the Optionee's death. Notwithstanding the foregoing, (i) Optionees may transfer or assign their options (other than Incentive Options) to family members (as defined below) through a gift or a domestic relations order (and not in a transfer for value), and (ii) if the terms of the applicable instrument evidencing the grant of an option so provide, Optionees who reside outside of the United States and Singapore may assign their options to a financial institution outside of the United States and Singapore that has been approved by the Plan Administrator, in accordance with the terms of the applicable instrument. The Optionee shall be solely responsible for effecting any such assignment, and for ensuring that such assignment is valid, legal and binding under all applicable laws. The Plan Administrator shall have the discretion to adopt such rules as it deems necessary to ensure that any assignment is in compliance with all applicable laws.

        C. Termination of Service.

                1. The following provisions shall govern the exercise period applicable to any outstanding options held by the Optionee at the time of cessation of Service or death.

                        a. Should an Optionee cease Service for any reason
                (including death or Permanent Disability) while holding one or more outstanding options under this Article Two, then none of those options shall (except to the extent otherwise provided pursuant to subparagraph 3 below) remain exercisable for more than a twenty-four (24)-month period (or such shorter period determined by the Plan Administrator and set forth in the instrument evidencing the grant) measured from the date of such cessation of Service.

                        b. Any option held by the Optionee under this Article
                Two and exercisable in whole or in part on the date of his or her death may be subsequently exercised by the personal


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                representative of the Optionee's estate or by the person or persons to whom the option is transferred pursuant to the Optionee's will or in accordance with the laws of descent and distribution. However, the right to exercise such option shall lapse upon the earlier of (i) the second anniversary of the date of the Optionee's death (or such shorter period determined by the Plan Administrator and set forth in the instrument evidencing the grant) or (ii) the specified expiration date of the option term. Accordingly, upon the occurrence of the earlier event, the option shall terminate and cease to remain outstanding.

                c. Under no circumstances shall any such option be exercisable after the specified expiration date of the option term.

                d. During the applicable post-Service exercise period, the option may not be exercised in the aggregate for more than the number of Ordinary Shares (if any) for which that option is exercisable at the time of the Optionee's cessation of Service. Upon the expiration of the limited post-Service exercise period or (if earlier) upon the specified expiration date of the option term, each such option shall terminate and cease to be outstanding with respect to any vested Ordinary Shares for which the option has not otherwise been exercised. However, each outstanding option shall immediately terminate and cease to be outstanding, at the time of the Optionee's cessation of Service, with respect to any Ordinary Shares for which the option is not otherwise at that time exercisable or in which Optionee is not otherwise vested.

                e. Should (i) the Optionee's Service be terminated for misconduct (including, but not limited to, any act of dishonesty, willful misconduct, fraud or embezzlement) or (ii) the Optionee make any unauthorized use or disclosure of confidential information or trade secrets of the Corporation or its parent or subsidiary corporations, then in any such event all outstanding options held by the Optionee under this Article Two shall terminate immediately and cease to remain outstanding.

                2. The Plan Administrator shall have complete discretion, exercisable either at the time the option is granted or at any time while the option remains outstanding, to permit one or more options held by the Optionee under this Article Two to be exercised, during the limited post-Service exercise period applicable under this paragraph C., not only with respect to the number of vested Ordinary Shares for which each such option is exercisable at the time of the Optionee's cessation of Service but also with respect to one or more subsequent installments of vested Ordinary Shares for which the option would otherwise have become exercisable had such cessation of Service not occurred.

                3. The Plan Administrator shall also have full power and authority, exercisable either at the time the option is granted or at any time while the option remains outstanding, to extend the period of time for which the option is to remain exercisable following the Optionee's cessation of Service or death from the limited period in effect under subparagraph 1. above to such greater period of time as the Plan Administrator shall deem appropriate. In no event, however, shall such option be exercisable after the specified expiration date of the option term.

        D. Stockholder Rights. An optionee shall have no stockholder rights with respect to the Ordinary Shares subject to the option until such individual shall have exercised the option and paid the exercise price for the purchased Ordinary Shares.

II. INCENTIVE OPTIONS

        The terms and conditions specified below shall be applicable to all Incentive Options granted under this Article Two. Incentive Options may only be granted to individuals who are Employees of the Corporation. Options which are specifically designated as Non-Statutory Options when issued under the Plan shall not be subject to such terms and conditions. Except as so modified by this
Section II, the provisions of Articles One, Two and Four of the Plan shall apply to all Incentive Options granted hereunder.


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        A. Dollar Limitation. The aggregate Fair Market Value (determined as of the respective date or dates of grant) of the Ordinary Shares for which one or more options granted to any Employee under this Plan (or any other option plan of the Corporation or its parent or subsidiary corporations) may for the first time become exercisable as incentive stock options under the Code during any one calendar year shall not exceed the sum of One Hundred Thousand Dollars ($100,000). To the extent the Employee holds two (2) or more such options which become exercisable for the first time in the same calendar year, the foregoing limitation on the exercisability of such options as incentive stock options under the Code shall be applied on the basis of the order in which such options are granted. Should the number of Ordinary Shares for which any Incentive Option first becomes exercisable in any calendar year exceed the applicable One Hundred Thousand Dollar ($100,000) limitation, then that option may nevertheless be exercised in such calendar year for the excess number of shares as a non-statutory option under the Code.

        B. 10% Stockholder. If any individual to whom an Incentive Option is granted is the owner of stock (as determined under Section 424(d) of the Code) possessing ten percent (10%) or more of the total combined voting power of all classes of stock of the Corporation or any one of its parent or subsidiary corporations, then the exercise price per Ordinary Share shall not be less than the greater of (i) one hundred and ten percent (110%) of the Fair Market Value per Ordinary Share on the grant date or (ii) the par value of such Ordinary Share.

III. CORPORATE TRANSACTION/CHANGE IN CONTROL

        A. In the event of any Corporate Transaction, each option which is at the time outstanding under this Article Two shall automatically accelerate so that each such option shall, immediately prior to the specified effective date for the Corporate Transaction, become fully exercisable with respect to the total number of Ordinary Shares at the time subject to such option and may be exercised for all or any portion of such Ordinary Shares. However, an outstanding option under this Article Two shall not so accelerate if and to the extent: (i) such option is, in connection with the Corporate Transaction, either to be assumed by the successor corporation or parent thereof or to be replaced with a comparable option to purchase shares of the capital stock of the successor corporation or parent thereof, (ii) such option is to be replaced with a cash incentive program of the successor corporation which preserves the option spread existing at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same vesting schedule applicable to such option or (iii) the acceleration of such option is subject to other limitations imposed by the Plan Administrator at the time of the option grant. The determination of option comparability under clause (i) above shall be made by the Plan Administrator, and its determination shall be final, binding and conclusive.

        B. Immediately following the consummation of the Corporate Transaction, all outstanding options under this Article Two shall terminate and cease to remain outstanding, except to the extent assumed by the successor corporation or its parent company.

        C. Each outstanding option under this Article Two which is assumed in connection with the Corporate Transaction or is otherwise to continue in effect shall be appropriately adjusted, immediately after such Corporate Transaction, to apply and pertain to the number and class of securities which would have been issued to the option holder, in consummation of such Corporate Transaction, had such person exercised the option immediately prior to such Corporate Transaction. Appropriate adjustments shall also be made to the exercise price payable per share, provided the aggregate exercise price payable for such securities shall remain the same. In addition, the class and number of securities available for issuance under the Plan following the consummation of the Corporate Transaction shall be appropriately adjusted.

        D. The Plan Administrator shall have the discretion, exercisable either in advance of any actually-anticipated Corporate Transaction or at the time of an actual Corporate Transaction, to provide (upon such terms as it may deem appropriate) for the automatic acceleration of one or more outstanding options granted under the Plan which are assumed or replaced in the Corporate Transaction and do not otherwise accelerate at that time, in the event the Optionee's Service should subsequently terminate within a designated period following such Corporate Transaction.

        E. The Plan Administrator shall have the discretionary authority, exercisable either in advance of any actually-anticipated Change in Control or at the time of an actual Change in Control, to provide for the automatic acceleration of one or more outstanding options under this Article Two upon the occurrence of the Change in Control. The Plan Administrator shall also have full power and authority to condition any such option acceleration upon the subsequent termination of the Optionee's Service within a specified period following the Change in Control.

        F. Any options accelerated in connection with the Change in Control shall remain fully exercisable until the expiration or sooner termination of the option term.

        G. The grant of options under this Article Two shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

        H. The portion of any Incentive Option accelerated under this Section III in connection with a Corporate Transaction or Change in Control shall remain exercisable as an incentive stock option under the Code only to the extent the dollar limitation of Section II of this Article Two is not exceeded. To the extent such dollar limitation is exceeded, the accelerated portion of such option shall be exercisable as a non-statutory option under the Code.

IV. CANCELLATION AND REGRANT OF OPTIONS

        The Plan Administrator shall have the authority to effect, at any time and from time to time, with the consent of the affected Optionees, the cancellation of any or all outstanding options under this Article Two and to grant in substitution new options under the Plan covering the same or different numbers of Ordinary Shares but with an exercise price per Ordinary Share not less than (i) eighty-five percent (85%) of the Fair Market Value per Ordinary Share on the new grant date or (ii) one hundred percent (100%) of such Fair Market Value in the case of an Incentive Option, but in no event shall the exercise price per Ordinary Share be less than the par value of such Ordinary Share.

V. STOCK APPRECIATION RIGHTS

        A. Provided and only if the Plan Administrator determines in its discretion to implement the stock appreciation right provisions of this Section V, one or more Optionees may be granted the right, exercisable upon such terms and conditions as the Plan Administrator may establish, to surrender all or part of an unexercised option under this Article Two in exchange for a distribution from the Corporation in an amount equal to the excess of (i) the Fair Market Value (on the option surrender date) of the number of vested Ordinary Shares for which the surrendered option (or surrendered portion thereof) is at the time exercisable over (ii) the aggregate exercise price payable for such vested Ordinary Shares.

        B. No surrender of an option shall be effective hereunder unless it is approved by the Plan Administrator. If the surrender is so approved, then the distribution to which the Optionee shall accordingly become entitled under this
Section V may be made in Ordinary Shares valued at Fair Market Value on the option surrender date, in cash, or partly in Ordinary Shares and partly in cash, as the Plan Administrator shall in its sole discretion deem appropriate.

        C. If the surrender of an option is rejected by the Plan Administrator, then the Optionee shall retain whatever rights the Optionee had under the surrendered option (or surrendered portion thereof) on the option surrender date and may exercise such rights at any time prior to the later of (i) five (5) business days after the receipt of the rejection notice or (ii) the last day on which the option is otherwise exercisable in accordance with the terms of the instrument evidencing such option, but in no event may such rights be exercised more than five (5) years after the date of the option grant.

        D. One or more Section 16 Insiders may, in the Plan Administrator's sole discretion, be granted limited stock appreciation rights in tandem with their outstanding options under this Article Two. Upon the occurrence of a Hostile Take-Over, the Section 16 Insider shall have a thirty
(30)-day period in which he or she may surrender any outstanding options with such a limited stock appreciation right in effect for at least six (6) months to the Corporation, to the extent such option is at the time exercisable for vested Ordinary Shares. The Section 16 Insiders shall in return be entitled to a cash distribution from the Corporation in an amount equal to the excess of (i) the Take-Over Price of the vested Ordinary Shares for which each surrendered option (or surrendered portion thereof) is at the time exercisable over (ii) the aggregate exercise price payable for such Ordinary Shares. The cash distribution payable upon such option surrender shall be made within five (5) days following the date the option is surrendered to the Corporation. Neither the approval of the Plan Administrator nor the consent of the Board shall be required in connection with such option surrender and cash distribution. Any unsurrendered portion of the option shall continue to remain outstanding and become exercisable in accordance with the terms of the instrument evidencing such grant.

        E. The Ordinary Shares subject to any option surrendered for an appreciation distribution pursuant to this Section V shall not be available for subsequent issuance under the Plan.

                                  ARTICLE THREE

                         AUTOMATIC OPTION GRANT PROGRAM

I. ELIGIBILITY

        A. Eligible Directors. The individuals eligible to receive automatic option grants pursuant to the provisions of this Article Three shall be limited to (i) those individuals who are serving as non-employee Board members on the Initial Automatic Grant Date, (ii) those individuals who are first elected or appointed as non-employee Board members after the Initial Automatic Grant Date, whether through appointment by the Board or election by the Corporation's stockholders, and (iii) those individuals who continue to serve as non-employee Board members at one or more Annual Stockholders Meetings held after the Underwriting Execution Date. In no event, however, may any non-employee Board member who is a Singapore resident participate in this Automatic Option Grant Program. Any non-employee Board member eligible to participate in the Automatic Option Grant Program pursuant to the foregoing criteria shall be designated an Eligible Director for purposes of the Plan.

        B. Limitation. Except for the option grants to be made pursuant to the provisions of this Automatic Option Grant Program, a non-employee Board member shall not be entitled to receive any additional option grants or stock issuances under this Plan or any other stock plan of the Corporation (or its parent or subsidiaries) during his or her period of Board service.

II. TERMS AND CONDITIONS OF AUTOMATIC OPTION GRANTS

        A. Grant Dates. Option grants shall be made under this Article Three on the dates specified below:

                1. Initial Grant.

                Each individual serving as an Eligible Director on the Initial Automatic Grant Date shall automatically be granted on such date a Non-Statutory Option to purchase 30,000 Ordinary Shares upon the terms and conditions of this Article Three.

                Each individual who first becomes an Eligible Director after the Initial Automatic Grant Date, whether through election by the stockholders or appointment by the Board, shall automatically be granted, at the time of such initial election or appointment, a Non-Statutory Option to purchase 30,000* Ordinary Shares upon the terms and conditions of this Article Three.

                2. Annual Grant. On the date of each Annual Stockholders Meeting held after the Underwriting Execution Date, each individual who is at that time serving as an Eligible Director, whether or not such individual is standing for reelection as a Board member at that Annual Meeting, shall automatically be granted a

Non-Statutory Option to purchase an additional 6,000* Ordinary Shares upon the terms and conditions of this Article Three, provided such individual has served as a Board member for at least six (6) months.

        B. There shall be no limit on the number of such 6,000* Ordinary Share option grants any one Eligible Director may receive over his or her period of Board service. The number of Ordinary Shares for which the automatic option grants are to be made to each newly elected or continuing Eligible Director shall be subject to periodic adjustment pursuant to the applicable provisions of
Section VI.C. of Article One.

        C. Exercise Price. The exercise price per Ordinary Share subject to each automatic option grant made under this Article Three shall be determined as follows:

        - For each automatic option grant made on the Initial Automatic Grant Date, the exercise price per Ordinary Share shall be equal to the Fair Market Value per Ordinary Share on such date as shall be determined by the Plan Administrator after taking into account such factors as the Plan Administrator deems relevant.

        - For all other automatic option grants, the exercise price per Ordinary Share shall be equal to one hundred percent (100%) of the Fair Market Value per Ordinary Share on the automatic grant date, but in no event less than the par value of such Ordinary Share.

        D. Payment. The exercise price shall be payable in one of the alternative forms specified below:

                1. full payment in cash or check made payable to the Corporation's order; or

                2. to the extent the option is exercised for vested Ordinary Shares, full payment through a sale and remittance procedure pursuant to which the non-employee Board member shall provide concurrent irrevocable written instructions (i) to a Corporation-designated brokerage firm to effect the immediate sale of the purchased Ordinary Shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased Ordinary Shares and
(ii) to the Corporation to deliver the certificates for the purchased Ordinary Shares directly to such brokerage firm in order to complete the sale transaction.

        E. Option Term. Each automatic grant under this Article Three shall have a maximum term of ten (10) years measured from the automatic grant date, except that any grant to a person who is not an employee of the Company or a related entity will have a maximum term of five (5) years.

        F. Exercisability. Each automatic grant shall become exercisable for the Ordinary Shares subject to that grant in a series of successive equal monthly installments upon the Optionee's completion of each month of Board service over the twenty-four (24) month period measured from the automatic grant date. The exercisability of each such grant shall be subject to acceleration as provided in Section II.G and Section III of this Article Three. In no event, however, shall any automatic option grant become exercisable for any additional Ordinary Shares after the Optionee's cessation of Board service.

        G. Transferability. During the lifetime of the Optionee, each automatic option grant, together with the limited stock appreciation right pertaining to such option, shall be exercisable only by the Optionee and shall not be assignable or transferable by the Optionee, except for a transfer of the option effected by will or the laws of descent or distribution following the Optionee's death. Notwithstanding the foregoing, (i) Optionees may transfer or assign their options (other than Incentive Options) to family members (as defined below) through a gift or domestic relations order (and not in a transfer for value), and (ii) if the terms of the applicable Award Agreement so provide, Optionees who reside outside of the United States and Singapore may assign their options to a financial institution outside of the United States and Singapore that has been approved by the Committee, in accordance with the terms of the applicable award agreement. The Optionee shall be solely responsible for effecting any such assignment, and for ensuring that such assignment is valid, legal and binding under all applicable laws. The Committee shall have the discretion to establish such rules as it deems necessary to ensure that all such assignments are made in compliance with all applicable laws. For purposes of this paragraph, "family member" includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the employee's household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the employee) control the management of assets, and any other entity in which these persons (or the employee) own more than fifty percent of the voting interests.

        H. Termination of Board Service.

                1. Should the Optionee cease to serve as a Board member for any reason (other than death or Permanent Disability) while holding one or more automatic option grants under this Article Three, then such individual shall have a six (6)-month period following the date of such cessation of Board service in which to exercise each such option for any or all of the option shares for which the option is exercisable at the time of such cessation of Board service. Each such option shall immediately terminate and cease to remain outstanding, at the time of the Optionee's cessation of Board service, with respect to any option shares for which the option is not otherwise at that time exercisable.

                2. Should the Optionee die within six (6) months after cessation of Board service, then any automatic option grant held by the Optionee at the time of death may subsequently be exercised, for any or all of the option shares for which the option is exercisable at the time of the Optionee's cessation of Board service (less any option shares subsequently purchased by the Optionee prior to death), by the personal representative of the Optionee's estate or by the person or persons to whom the option is transferred pursuant to the Optionee's will or in accordance with the laws of descent and distribution. The right to exercise each such option shall lapse upon the expiration of the twelve
(12)-month period measured from the date of the Optionee's death.

                3. Should the Optionee die or become Permanently Disabled while serving as a Board member, then each automatic option grant held by such Optionee under this Article Three shall immediately become exercisable for all the Ordinary Shares subject to that option, and the Optionee (or the representative of the Optionee's estate or the person or persons to whom the option is transferred upon the Optionee's death) shall have a twelve (12)-month period following the date of the Optionee's cessation of Board service in which to exercise such option for any or all of those Ordinary Shares as fully-vested shares.

                4. In no event shall any automatic grant under this Article Three remain exercisable after the expiration date of the five (5)-year option term. Upon the expiration of the applicable post-service exercise period under subparagraphs 1. through 3. above or (if earlier) upon the expiration of the five (5)-year option term, the automatic grant shall terminate and cease to be outstanding for any option shares for which the option was exercisable at the time of the Optionee's cessation of Board service but for which such option was not otherwise exercised.

        I. Stockholder Rights. The holder of an automatic option grant under this Article Three shall have none of the rights of a stockholder with respect to the Ordinary Shares subject to such option until such individual shall have exercised the option and paid the exercise price for the purchased Ordinary Shares.

        J. Remaining Terms. The remaining terms and conditions of each automatic option grant shall be as set forth in the form Automatic Stock Option Agreement attached as Exhibit A.

III. CORPORATE TRANSACTION/CHANGE IN CONTROL/HOSTILE TAKE-OVER

        A. In the event of any Corporate Transaction, each option at the time outstanding under this Article Three but not otherwise fully exercisable shall, immediately prior to the specified effective date for the Corporate Transaction, automatically accelerate and become fully exercisable for all of the Ordinary Shares at the time subject to that option and may be exercised for all or any portion of those shares as fully vested Ordinary Shares. Immediately following the consummation of the Corporate Transaction, all automatic option grants under this Article Three shall terminate and cease to remain outstanding.

        B. In connection with any Change in Control of the Corporation, each option at the time outstanding under this Article Three but not otherwise fully exercisable shall, immediately prior to the specified effective date for the Change in Control, automatically accelerate and become fully exercisable for all of the Ordinary Shares at the time subject to that option and may be exercised for all or any portion of those shares as fully vested Ordinary Shares. Each such option shall remain so exercisable for the option shares until the expiration or sooner termination of the option term.

        C. Upon the occurrence of a Hostile Take-Over, the Optionee shall have a thirty (30)-day period in which to surrender to the Corporation each option held by him or her under this Article Three for a period of at least six (6) months. The Optionee shall in return be entitled to a cash distribution from the Corporation in an amount equal to the excess of (i) the Take-Over Price of the Ordinary Shares at the time subject to the surrendered option (whether or not the option is otherwise at the time exercisable for those Ordinary Shares) over
(ii) the aggregate exercise price payable for such Ordinary Shares. Such cash distribution shall be paid within five (5) days following the surrender of the option to the Corporation. Neither the approval of the Plan Administrator nor the consent of the Board shall be required in connection with such option surrender and cash distribution. The Ordinary Shares subject to each option surrendered in connection with the Hostile Take-Over shall NOT be available for subsequent issuance under the Plan.

        D. The automatic option grants outstanding under this Article Three shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

IV. AMENDMENT OF THE AUTOMATIC GRANT PROVISIONS

        A. Limited Amendments. The provisions of this Automatic Option Grant Program, together with the automatic option grants outstanding under this Article Three, may not be amended at intervals more frequently than once every six (6) months, other than to the extent necessary to comply with applicable U.S. income tax laws and regulations.

                                  ARTICLE FOUR

                                  MISCELLANEOUS

I. LOANS OR INSTALLMENT PAYMENTS

        A. The Plan Administrator may, in its discretion but subject to any prohibition imposed by any applicable laws, assist any Optionee, to the extent such Optionee is an Employee (including an Optionee or Participant who is an officer of the Corporation), in the exercise of one or more stock options granted to such Optionee under the Discretionary Option Grant Program, including the satisfaction of any Federal, state and local income and employment tax obligations arising therefrom, by (i) authorizing the extension of a loan from the Corporation to such Optionee or (ii) permitting the Optionee to pay the exercise price for the purchased shares in installments over a period of years. The terms of any loan or installment method of payment (including the interest rate and terms of repayment) shall be upon such terms as the Plan Administrator specifies in the applicable option agreement or otherwise deems appropriate under the circumstances. Loans or installment payments may be authorized with or without security or collateral. However, the maximum credit available to the Optionee may not exceed the exercise price of the acquired Ordinary Shares (less the par value of such shares) plus any Federal, state and local income and employment tax liability incurred by the Optionee in connection with the acquisition of the Ordinary Shares.

        B. The Plan Administrator may, in its absolute discretion, determine that one or more loans extended under this financial assistance program shall be subject to forgiveness by the Corporation in whole or in part upon such terms and conditions as the Plan Administrator may deem appropriate.

        C. All financial assistance provided under this Section I of Article Four shall be effected in compliance with the applicable provisions of Section 76(9)(b) of the Companies Act, Chapter 50 of Singapore (or any successor statutory provision).

II. AMENDMENT OF THE PLAN AND AWARDS

        A. The Board has complete and exclusive power and authority to amend or modify the Plan (or any component thereof) in any or all respects whatsoever. However, (i) no such amendment or modification shall adversely affect rights and obligations with respect to options at the time outstanding under the Plan, unless the Optionee consents to such amendment, and (ii) any amendment made to the Automatic Option Grant Program (or any options outstanding thereunder) shall be in compliance with the limitation of Section IV of Article Three. In addition, the Board may not, without the approval of the Corporation's stockholders, amend the Plan to (i) materially increase the maximum number of Ordinary Shares issuable under the Plan or the number of Ordinary Shares for which options may be granted per newly-elected or continuing Eligible Director under Article Three of the Plan or the maximum number of Ordinary Shares for which any one individual participating in the Plan may be granted stock options over the term of the Plan, except for permissible adjustments under Section VI.C. of Article One, (ii) materially modify the eligibility requirements for plan participation or (iii) materially increase the benefits accruing to plan participants.

        B. Options to purchase Ordinary Shares may be granted under the Discretionary Option Grant Program which are in excess of the number of Ordinary Shares then available for issuance under the Plan. However, no such option shall become exercisable in whole or in part for the excess Ordinary Shares subject to that option until stockholder approval is obtained for a sufficient increase in the number of Ordinary Shares available for issuance under the Plan. If such stockholder approval is not obtained within twelve (12) months after the date the first such excess option grants are made, then such options shall terminate and cease to be exercisable with respect to the excess number of Ordinary Shares, and no further option grants shall be made under the Plan.

III. TAX WITHHOLDING

        The Corporation's obligation to deliver Ordinary Shares upon the exercise of stock options for such shares under the Plan shall be subject to the satisfaction of all applicable income and employment tax withholding requirements.

IV. EFFECTIVE DATE AND TERM OF PLAN

        A. This Plan became effective when adopted by the Board and approved by the stockholders in 1993. On June 8, 1995, the Board approved an amendment to the Plan to (i) increase the aggregate number of Ordinary Shares issuable over the term thereof from 7,200,000* shares to 12,000,000* shares and (ii) increase the number of Ordinary Shares for which options may be granted to any one individual from 2,400,000* shares to 4,000,000* shares. The shareholders approved those amendments at the 1995 Annual Meeting.

        B. In June 1996, the Board amended the Plan to (i) increase the aggregate number of Ordinary Shares issuable over the term of the Plan from 6,000,000* Ordinary Shares to 8,000,000* Ordinary Shares. The stockholders approved such amendment at the 1996 Annual Meeting.

        C. On August 15, 1996, the Board amended and restated the Plan to authorize, among other things, the separate but concurrent jurisdiction of the Discretionary Option Grant Program by the Primary Committee and one or more Secondary Committees of the Board, with the Primary Committee to have the sole authority to administer such program with respect to Section 16 Insiders.

        D. In September 1997, the Board approved an amendment to the Plan to increase the aggregate number of Ordinary Shares issuable over the term thereof from 16,000,000* to 20,800,000* shares. The shareholders approved those amendments at the 1997 Annual Meeting.

        E. In August 1998, the Board approved an amendment to the Plan to increase the aggregate number of Ordinary Shares issuable over the term thereof from 20,800,000* to 28,800,000* shares. The shareholders approved this amendment at the 1998 Annual Meeting.

        F. In July 1999, the Board approved an amendment to the Plan to increase the aggregate number of Ordinary Shares issuable over the term of the Plan from 28,800,000* Ordinary Shares to 32,800,000* Ordinary Shares. The shareholders approved this amendment at the 1999 Annual Meeting.

        G. In November 1999, the Board approved an amendment to the Plan to increase the aggregate number of Ordinary Shares issuable over the term of the Plan from 32,800,000* Ordinary Shares to 40,800,000* Ordinary Shares. The shareholders approved this amendment at the 2000 Extraordinary General Meeting.

        H. In September 2000, the Board approved an amendment to the Plan to increase the aggregate number of Ordinary Shares issuable over the term of the Plan from 40,800,000* Ordinary Shares to 50,400,000* Ordinary Shares. The shareholders approved this amendment at the 2000 Annual Meeting.

        I. The Plan shall terminate upon the earlier of (i) November 30, 2003 or
(ii) the date on which all Ordinary Shares available for issuance under the Plan shall have been issued or cancelled pursuant to the exercise, surrender or cash-out of the options granted under the Plan. If the date of termination is determined under clause (i) above, then all option grants outstanding on such date shall thereafter continue to have force and effect in accordance with the provisions of the instruments evidencing such grants.

V. USE OF PROCEEDS

        Any cash proceeds received by the Corporation from the sale of Ordinary Shares pursuant to option grants under the Plan shall be used for general corporate purposes.

VI. REGULATORY APPROVALS

        A. The implementation of the Plan, the granting of any stock option or stock appreciation right under the Plan, the issuance of any Ordinary Shares upon the exercise or surrender of the stock options or stock appreciation rights granted hereunder shall be subject to the Corporation's procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the stock options and stock appreciation rights granted under it and the Ordinary Shares issued pursuant to it.

        B. No Ordinary Shares or other assets or securities shall be issued or delivered under this Plan unless and until there shall have been compliance with
(i) all applicable requirements of U.S. and state securities laws, including the filing and effectiveness of the Form S-8 registration statement for the Ordinary Shares issuable under the Plan, (ii) all applicable listing requirements of any securities exchange on which the Ordinary Shares are then listed for trading and
(iii) all applicable requirements of Singapore law.

VII. NO EMPLOYMENT/SERVICE RIGHTS

        Neither the action of the Corporation in establishing the Plan, nor any action taken by the Plan Administrator hereunder, nor any provision of the Plan shall be construed so as to grant any individual the right to remain in the Service of the Corporation (or any parent or subsidiary corporation) for any period of specific duration, and the Corporation (or any parent or subsidiary corporation retaining the services of such individual) may terminate such individual's Service at any time and for any reason, with or without cause.

VIII. MISCELLANEOUS PROVISIONS

        A. Except to the extent otherwise expressly provided in the Plan, the right to acquire Ordinary Shares or other assets or securities under the Plan may not be assigned, encumbered or otherwise transferred by any Optionee.

        B. The provisions of the Plan shall inure to the benefit of, and be binding upon, the Corporation and its successors or assigns, whether by Corporate Transaction or otherwise, and the Participants and Optionees, the legal representatives of their respective estates, their respective heirs or legatees and their permitted assignees.


*Reflects the two-for-one stock splits in the form of a bonus issue (the equivalent of a stock dividend) effective December 22, 1998, December 22, 1999 and October 16, 2000.